EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered as of February 23, 2016 by and among Precision Aerospace Components, Inc., a Delaware corporation ("Precision" or "Parent"), Aero-Missile Components Inc., a Delaware corporation ("Aero-Missile") (collectively, the "Company") and Victor Mondo (the "Executive").

Recitals

1.	The operations of the Company are a complex matter requiring direction and leadership in a variety of areas.

2.	The Executive has experience and expertise that qualify him to provide the direction and leadership required by the Company.

3.

Subject to the terms and conditions set forth below, the Company wishes to employ the Executive as Chief Executive Officer of Precision and President of Aero-Missile and the Executive wishes to accept such employment.

Agreement

Now, therefore, the parties agree as follows:

Section 1. Employment. Subject to the terms and conditions set forth in this Agreement, Precision and Aero-Missile hereby offer and the Executive accepts employment as Chief Executive Officer of Precision and President of Aero-Missile, effective as of April 1, 2016 (the "Effective Date"). Executive's office will be located at the Company's headquarters at 351 Camer Drive, Bensalem, PA 19020.

Section 2. Term. Subject to earlier termination as provided in Section 5 below, the Executive shall be employed hereunder for a term commencing on the Effective Date and ending on March 31, 2019. The term of the Executive's employment under this Agreement is hereafter referred to as "the term of this Agreement" or "the term hereof."

Section 3. Capacity and Performance.

1.

Offices. During the term hereof, the Executive shall serve the Company in the office of Chief Executive Officer of Precision and President of Aero-Missile. In such capacity, the Executive shall be responsible for the Company's operations and financial performance and the coordination of Company's strategic direction. The Executive shall be subject to the direction of the Board of Directors (the "Board") and shall have such other powers, duties, and responsibilities consistent with the Executive's position as Chief Executive Officer and President as may from time to time be prescribed by the Board.

2.

Performance. During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform discharge, faithfully, diligently and to the best of his ability, his duties and responsibilities hereunder. During the term hereof, the Executive shall devote his full business time exclusively to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental, political, charitable or academic position during the term of this Agreement, except as otherwise may be approved in advance by the Board, which approval shall not be unreasonably withheld.

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Section 4. Compensation.

1.

Base Salary. During the term hereof, the Company shall pay the Executive an annual base salary of $195,000 ($3750.00 per week), payable in accordance with the payroll practices of Aero-Missile for its executives and subject to increase from time to time by the Board in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the "Base Salary".

2.

Bonus Compensation. During the term of this Agreement, for the three periods: a) April 1, 2016 to March 31, 2017 ("Year One"), b) April 1, 2017 to March 31, 2018 ("Year Two"), and c) April 1, 2018 to March 31, 2019 ("Year Three"),the Company shall pay the executive a cash bonus equal to 4% of Adjusted EBITDA over $2 million at the end of each respective annual period (each a "Cash Bonus"). "Adjusted EBITDA" shall mean earnings before interest expense, income taxes, depreciation, and amortization (including stock based compensation amortization), as adjusted for annual inventory reserves, inventory write-downs, bad debt expense, preferred dividends and other similar adjustments.

3.

Equity and Other Incentive Compensation Awards. Within 30 days of December 31, 2016, the Company shall grant Executive common shares equal to 3% of the total equity (on a fully diluted basis) in the Company measured as of the date of grant ("Granted Equity") to vest 100% on December 31, 2018. In addition, the Executive shall be eligible for additional stock compensation awards("Performance Equity") subject to the following schedule and conditions:

a.

Year One –Within 30 days from the end of Year One, common shares equal to 1% of the total equity (on a fully diluted basis) in the Company measured as of the date of grant if the Company's gross revenue exceeds $30 million for Year One, plus common shares equal to an additional 1% of the total equity (on a fully diluted basis) in the Company measured as of the date of grant if the Company's Adjusted EBITDA exceeds $3 million for Year One, plus common shares equal to an additional 1% of the total equity (on a fully diluted basis) in the Company measured as of the date of grant if the Company's net debt is less than $8 million at the end of Year One;

b.

Year Two – Within 30 days from the end of Year Two, common shares equal to 1% of the total equity (on a fully diluted basis) in the Company measured as of the date of grant if the Company's gross revenue exceeds $35 million for Year Two, plus common shares equal to an additional 1% of the total equity (on a fully diluted basis) in the Company measured as of the date of grant if the Company's Adjusted EBITDA exceeds $4 million for Year Two, plus common shares equal to an additional 1% of the total equity (on a fully diluted basis) in the Company measured as of the date of grant if the Company's net debt is less than $7 million at the end of Year Two; and

c.

Year Three – Within 30 days from the end of Year Three, common shares equal to 1% of the total equity (on a fully diluted basis) in the Company measured as of the date of grant if the Company's gross revenue exceeds $40 million for Year Three, plus common shares equal to an additional 1% of the total equity (on a fully diluted basis) in the Company measured as of the date of grant if the Company's Adjusted EBITDA exceeds $5 million for Year Three plus common shares equal to an additional 1% of the total equity (on a fully diluted basis) in the Company measured as of the date of grant if the Company's net debt is less than $6 million at the end of Year Three.

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The Executive shall earn a pro-rata portion of the Performance Equity in the event that a performance metric (i.e. revenue, adjusted EBITDA or net debt) is within 10% of the target metric. For example, if 90% of the target metric is met then 90% of the applicable Performance Equity grant shall be made by the Company to the Executive.

In addition, in the event of an acquisition or a merger, sale, disposition or any other similar transaction involving all or any part of the Company's operations or any direct or indirect subsidiary of the Company, the parties agree in good faith to adjust the Performance Equity metrics to take into account any such transaction.

4.

Vacations. During the term hereof, the Executive shall be entitled to four (4) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. The Executive shall not be entitled to compensation for vacation time not taken. Vacation time shall not accrue.

5.

Other Benefits. The Company shall provide a car allowance to the Executive of $500.00 per month to be paid each payroll period as part of the Executive's paycheck. In addition, during the term hereof, the Executive shall be eligible to participate in the employee benefits plans currently and hereafter maintained from time to time by the Company, in its sole discretion, including family group health insurance, disability and life insurance, and 401(k) savings plan, provided the Company in its sole discretion elects to adopt such plans. The Company reserves the right, at its discretion, to cancel or change the employee benefit plans and programs it offers to its employees and consequently to the Executive at any time.

6.

Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses, including without limitation the cost of air travel, incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to (i) the expense policy of the Company, as applicable, set by the Board from time to time, and (ii) such reasonable substantiation and documentation requirements as may be specified by the Board from time to time. All business expenses shall be reimbursed no later than the end of the calendar month following the month in which the expenses are submitted for reimbursement.

7.

Miscellaneous. The Company shall provide the Executive with coverage under its directors and officers insurance policy. In addition, as an officer of the Company, the Executive shall be entitled to be indemnified by the Company to the extent provided under the Company's bylaws, subject to applicable law.

Section 5. Termination of Services and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive's services hereunder shall terminate prior to the expiration of the term of this Agreement under the circumstances set forth below:

The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 5 constitutes a "separation from service" within the meaning of Code Section 409A.

1.

Death. In the event of the Executive's death, during the term hereof, the Executive's employment hereunder shall immediately and automatically terminate, and the Company shall pay to the Executive's designated beneficiary (or if no beneficiary has been designated by the Executive , to his estate) within thirty (30) days following death, any Base Salary, other compensation and reimbursements earned or accrued but unpaid through the date of death and any Bonus for the calendar year preceding the year in which death occurs that was earned but has not yet been paid, at the times the Company pays its executives bonuses in accordance with its general payroll policies, but not to exceed two and one half (2 ½) months following the calendar year in which earned.

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2.

Disability. In the event the Executive incurs a disability that prevents him from performing the essential duties of his position hereunder, with or without reasonable accommodation, for a period of six months in any 12 month period during the term of the Agreement, the Executive shall continue to receive his Base Salary in accordance with Section 4 and to receive benefit plan coverage in accordance with Section 4, to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for commencement of disability income benefits under any disability income plan maintained by the Company, as applicable (a "Disability Plan"), or until the termination of his employment, whichever first occurs. Within thirty (30) days after commencement of Disability Plan benefits to the Executive, or upon his termination of employment, whichever first occurs, the Company shall pay to the Executive any Base Salary, other compensation and reimbursements earned or accrued but unpaid through the date Disability Plan benefits commence or employment termination and any Bonus for the fiscal year preceding the year Disability Plan benefits commence or employment termination that was earned but unpaid. While still employed and covered by the long-term Disability Plan of the Company and for a period not to exceed eighteen (18) months or termination as an employee under the long-term Disability Plan, whichever occurs first, the Company shall pay the Executive, at its regular pay periods, an amount equal to the difference between the Base Salary and the amount of disability income benefits that the Executive receives pursuant to the long-term Disability Plan with respect to such period. Notwithstanding the foregoing, if all or a portion of the disability benefits provided herein are deemed to constitute nonqualified deferred compensation that is not exempt under Code Section 409A or does not qualify under the Code Section 409A disability definition, such disability amounts shall be aggregated and delayed until the Executive satisfies the disability definition requirements under Code Section 409A, or separates from service with the Company, whichever occurs first, and at such time, the Executive shall receive a lump sum payment equal to the aggregate delayed disability benefit amounts, and any remaining amounts shall be paid in accordance with the regularly scheduled payment dates. The intent of this subsection is to ensure that through the aggregate provision of Base Salary, Bonus and Disability Plan benefits, the Executive's cash compensation shall not be diminished during a disability that prevents him from performing his duties hereunder during the term of this Agreement; provided, however, that in no event shall the Executive receive aggregate cash compensation from Base Salary, Bonus and Disability Plan benefits that exceeds the cash compensation that he otherwise would have received under this Agreement had he not incurred a disability.

3.

By the Company for Cause. The Company may terminate the Executive's employment hereunder for Cause at any time upon prior written notice to the Executive setting forth in reasonable detail the nature of such Cause. The following events or conditions shall constitute "Cause" for termination: (i) the Executive's willful failure to perform (other than by reason of illness or disability), or gross negligence in the performance of, his duties to the Company, and the Executive does not cure such failure or negligence within twenty-five (25) day period immediately following his receipt of such written allegations from the Board, (ii) the commission of fraud, embezzlement or theft by the Executive with respect to the Company, or (iii) the conviction of the Executive of, or plea by the Executive of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude. Upon a termination of the Executive's employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive hereunder, other than for Base Salary earned but unpaid through the date of termination plus any compensation and reimbursements to the extent they were earned or accrued prior to the termination date. Without limiting the generality of the foregoing, the Executive shall not be entitled to receive any Cash Bonus which has not been paid prior to the date of termination.

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4.

By the Company other than for Cause. The Company may terminate the Executive's employment hereunder other than for Cause at any time upon prior written notice to the Executive. In the event of such termination, the Company shall pay the Executive (i) Base Salary, other compensation and reimbursements earned or accrued but unpaid through the date of termination, plus (ii) six (6) monthly severance payments, each in an amount equal to the Executive's monthly base compensation in effect at the time of such termination (i.e. 1/12th of the Base Salary), plus (iii) any unpaid portion of any Cash Bonus for the calendar year preceding the year in which such termination occurs that was earned but has not been paid.

5.

By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, upon prior written notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute "Good Reason" for termination by the Executive: (i) failure of the Company to continue the Executive in the position of Chief Executive Officer of Precision and President of Aero-Missile, (ii) material diminution in the nature and scope of the Executive's responsibilities, duties or authority, (iii) material failure to comply with the provisions of this Agreement or the failure of the Company to provide the Executive the Base Salary, Bonus, Compensation and benefits (including Company-sponsored fringe benefits) in accordance with Section 4 hereof, or (iv) relocation of the Executive's office to an area outside a thirty-five (35) mile radius of the Company's current headquarters in Bensalem, Pennsylvania.

6.

By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon ninety (90) days' notice to the Company. In the event of termination of the Executive pursuant to this section, the Board may elect to waive the period of notice, or any portion thereof. The Company will pay the Executive his Base Salary for the notice period, except to the extent so waived by the Board. Upon giving the notice of termination of the Executive's employment hereunder pursuant to this subsection, the Company shall have no further obligation or liability to the Executive, other than payment to the Executive of his Base Salary other compensation and reimbursements for the period (or portion of such period) indicated above.

7.

Change in Control. Notwithstanding any other provision of this Agreement and in addition thereto if the Executive is terminated, or the Executive's agreement is not renewed within 12 months of any Change in Control of the Company and such event is not occasioned by any occurrence set forth in Section 5, the Executive shall be entitled to one year's base salary payable at the time of termination or non-renewal. A transaction shall be deemed a Change in Control if the transaction qualifies as a change in control event within the meaning of Section 409A.

8.

Post-Agreement Employment. In the event the Executive remains in the employ of the Company following termination of this Agreement, by the expiration of the term hereof or otherwise, then such employment shall be at will.

Section 6. Effect of Termination.

1.

Delayed Payments for Specified Employees. Notwithstanding the provisions of Section 5 above, if the Executive is a "specified employee" as defined in Code Section 409A, determined in accordance with the methodology established by the Company as in effect on the Executive's termination (a "Specified Employee"), amounts that otherwise would have been payable and benefits that otherwise would have been provided under Section 5 during the six (6) month period following the Executive's termination shall instead be paid, with interest on any delayed payment, at the applicable federal rate, provided for in Code Section 7872(f)(2)(A) ("Interest") or provided on the first business day after the date that is six months following the Executive's "separation from service" within the meaning of Code Section 409A (the "Delayed Payment Date").

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2.

Payment in Full. Payment by the Company of any Base Salary, any Bonus or other specified amounts that are due the Executive under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive in the event of a termination of employment, except that nothing in this subsection is intended or shall be construed to affect the rights and obligations of the Company, on the one hand, and the Executive, on the other, with respect to any option plans, option agreements, subscription agreements, stockholders agreements or other agreements to the extent said rights or obligations survive termination of employment under the provision of documents relating thereto.

3.

Termination of Benefits. Except for any right of continuation of health coverage at the Executive's cost to the extent provided by Sections 601 through 608 of ERISA, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive's employment without regard to any continuation of Base Salary or other payments to the Executive following termination of his employment.

4.

Survival of Certain Provisions. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable fully to accomplish the purpose of other surviving provisions, including, without limitation, the obligations of the Executive under Sections 7 and 8 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5 hereof is expressly conditioned upon the Executive's continued full performance of obligations under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided in Sections 5, no compensation is earned after termination of employment.

Section 7. Confidential Information; Intellectual Property

1.

Confidentiality. The Executive acknowledges that the Company continually develops Confidential Information; that the Executive may develop Confidential Information for the Company and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company) any Confidential Information obtained by the Executive incident to his employment or other association with the Company. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

2.

Return of Documents. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company, in whole or in part, thereof (the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier times or times as the Board or its designee may specify, all Documents then in the Executive's possession or control.

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3.

Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive's full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered "work made for hire."

Section 8. Restricted Activities.

1.

Agreement not to Compete with the Company. The Executive agrees that during the Executive's employment hereunder and for a period of twelve (12) months following the date of termination thereof (the "Non-Competition Period"), he will not, without the prior written consent of the Board, directly or indirectly, own, manage, operate, control or participate in any manner in the ownership, management, operation or control, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, venture or activity which is engaged in any Competitive Activity (as defined below) in any geographic area where such Competitive Activity is being conducted or actively being planned to be conducted at or prior to Executive's termination hereunder. Notwithstanding the foregoing, ownership of not more than five percent (5%) of any class of equity security of any publicly held corporation shall not, of itself, constitute a violation of this Section 8. "Competitive Activity" means being engaged in any business engaged in the aerospace fastener distribution business or any other business which is competitive with the existing or planned business of the Company or planned business of the Company which it had taken to implement and had not abandoned at or prior to the Executive's termination hereunder.

2.

Agreement not to Solicit Employees or Customers of the Company. The Executive agrees that during employment and during the Non-Competition Period he will not, directly or indirectly, (a) recruit or hire or otherwise seek to induce any employees of the Company to terminate their employment or violate any agreement with or duty to the Company, or (b) solicit or encourage any customer or vendor of the Company to terminate or diminish its relationship with the Company.

Section 9. Enforcement of Covenants.The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including without limitation the restraints imposed upon him pursuant to Sections 7 and 8 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants or agreements contained in Sections 7 or 8 hereof, the damage to the Company could be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants or agreements. The parties further agree that in the event that any provision of Section 7 or 8 hereof shall be determined by any Court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

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Section 10. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not, to the Executive's knowledge, breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound and that, to the Executive's knowledge, the Executive is not now subject to any covenants against competition or solicitation or similar covenants or other obligations that would affect the performance of his obligations hereunder (taking into account the last sentence of this Section 10). The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party's consent. For the purposes of this Section 10, the Executive will have no role in the day to day operations or management of Creative Assembly Systems Inc., an affiliate of Aero-Missile, for a period no less than eighteen (18) months from the Effective Date.

Section 11. Definitions.

1.	Code. "Code" means the Internal Revenue Code of 1986, as amended.

2.

Confidential Information. "Confidential Information" means any and all information of the Company that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business, and any and all information the disclosure of which would otherwise be adverse to the interests of the Company. Confidential Information includes without limitation such information relating to (i) the costs, sources of supply, financial performance and strategic plans of the Company, (ii) the identity of the suppliers of the Company and (iii) the people and organizations with whom the Company has business relationships and those relationships. Confidential Information also includes information that the Company has received belonging to others with any understanding, express or implied, that it would not be disclosed.

3.

ERISA. "ERISA" means the federal Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and the rules and regulations thereunder, and, in the case of any referenced section thereof, any successor section thereto, collectively and as from time to time amended and in effect.

4.

Intellectual Property. "Intellectual Property" means inventions, discoveries, developments, methods, processes, compositions, works, concepts, and ideas (whether or not patentable or copyrightable or constituting trade secrets or trademarks or service marks) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive's employment that relate to either the business or any prospective activity of the Company.

5.	Person. "Person" means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization.

Section 12. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

Section 13. Miscellaneous.

1.

Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its assets to any other Person, in which event such other Person shall be deemed the "Company" hereunder for all purposes of this Agreement, provided, further, that nothing contained herein shall be construed to place any limitation or restriction on the transfer of the Company's Common Stock in addition to any restrictions set forth in any stockholder agreement applicable to the holders of such shares. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, executors, administrators, heirs and permitted assigns.

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2.

Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of component jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both application of such portion or provision in circumstances other than those as to which it is so declared illegal unenforceable and the remainder of this Agreement shall be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

3.

Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and any expressly authorized representative of the Company.

4.

Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified and addressed (a) in the case of the Executive, to: Victor Mondo 5675 Clauser Road, Orefield PA 18069 or (b) in the case of the Company, to: 351 Camer Drive, Bensalem, PA 19020.

5.

Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with the Company with respect to the terms and conditions of the Executive's employment.

6.	Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

7.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

8.	Joint and Several Liability. Precision and Aero-Missile shall be jointly and severally liable for all payment obligations of the Company pursuant to this Agreement.

9.

Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

10.

Consent to Jurisdiction. Each of the Company and the Executive by its or his execution hereof, (i) hereby irrevocably submits to the jurisdiction of the state courts of the Commonwealth of Pennsylvania for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof and (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it or he is not subject personally to the jurisdiction of the above-named courts, that its or his property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the Company and the Executive hereby consents to service of process in any such proceeding in any manner permitted by Pennsylvania law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13 hereof is reasonably calculated to give actual notice.

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IN WITNESS WHEREOF, this Agreement has been executed on behalf of Precision and Aero-Missile by their respective duly authorized representatives, and by the Executive, as of the date first above written.

Precision Aerospace Components, Inc.:	By:	/s/ John Wachter
	Name:	John Wachter
	Title:	Executive Chairman

Aero-Missile Components Inc.:	By:	/s/ John Wachter
	Name:	John Wachter
	Title:	Executive Director

The Executive:	By:	/s/ Victor Mondo
	Name:	Victor Mondo

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